SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

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XLR MEDICAL CORP.
(Name of Registrant as Specified in Its Charter)

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SCHEDULE 14C INFORMATION STATEMENT

(Pursuant to Regulation 14C of the Securities Exchange Act

of 1934 as amended)

XLR MEDICAL CORP.

201 W Montecito St.

Santa Barbara, CA 93101

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY

This Information Statement is furnished by the Board of Directors of XLR Medical Corp., a Nevada corporation, to the holders of record at the close of business on the record date, March __, 2021 (the “Record Date”), of the Company’s outstanding common stock, $0.00001 par value per share (the “Common Stock”), pursuant to Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended. Except as otherwise indicated by the context, references in this information statement to “Company,” “we,” “us,” or “our” are references to XLR Medical Corp.

This Information Statement is being furnished to such stockholders for the purpose of informing the stockholders that the Board of Directors and the majority shareholders of the Company have approved the following corporate actions.

1. Amended and Restated Articles of Incorporation

The Board of Directors and the majority shareholders of the Company have approved Amending and Restating our Articles of Incorporation to designate Five Million (5,000,000) shares of Preferred Stock.

2. Designation of Preferred Stock

The Board of Directors and the majority shareholders of the Company have approved the designation of Series A, Series B and Series C preferred stock.

3. Change of Corporate Name

The Board of Directors and the majority shareholders of the Company have approved an amendment to our Articles of Incorporation to change our corporate name to Bloomios, Inc.

4. Fiscal Year End Moved to Calendar Year End

The Board of Directors and the majority shareholders of the Company have approved an amendment to our Articles of Incorporation to change our fiscal year end to a calendar year end.

5. Appointment of independent registered public accounting firm.

The Board of Directors and the majority shareholders of the Company have approved the appointment of BF Borgers, LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2020.

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6. Entry into Non-binding Letter of Intent

On February 11, 2021, the Corporation entered into a non-binding Letter of (the “LOI”) with XLR Medical Corp., a Nevada corporation and the Corporation’s wholly owned subsidiary (“Subsidiary”), and CBD Brand Partners, LLC., a Wyoming limited liability company (“CBDBP”). Under the terms of the LOI, the Company agreed to acquire CBDBP as its wholly owned subsidiary by merging CBDBP with and into Subsidiary, such that the Corporation would acquire all of the outstanding shares of CBDBP and the holders of the shares of Subsidiary immediately prior to the Merger would receive 10,000 shares of Series A Preferred Stock, 800 shares of Series B Preferred Stock and 1,200,000 shares of Series C Preferred Stock.

The Company will, when permissible following the expiration of the appropriate periods mandated by Rule 14(a) and (c) and the provisions of the Nevada Business Corporation Act, file Amended and Restated Articles of Incorporation (the “Articles of Amendment”) designating our authorized preferred shares, changing our corporate name and fiscal year end.

The proposed Amended and Restated Articles will become effective when it is filed with the Nevada Secretary of State. We anticipate that such filing will occur no earlier than twenty (20) days after this Information Statement is first mailed to shareholders.

The entire cost of furnishing this Information Statement will be borne by the Company. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of the Common Stock held of record by them.

The Board of Directors has fixed the close of business on March __, 2021 as the record date for the determination of shareholders who are entitled to receive this Information Statement. There were 12,508,011 shares of common stock issued and outstanding on March__ , 2021. We anticipate that this Information Statement will be mailed on or about March 18, 2021 to all shareholders of record as of the Record Date.

Only one Information Statement is being delivered to two or more security holders who share an address unless we have received contrary instruction from one or more of the security holders. We will promptly deliver upon written or oral request a separate copy of the Information Statement to a security holder at a shared address to which a single copy of the document was delivered. If you would like to request additional copies of the Information Statement, or if in the future you would like to receive multiple copies of information or proxy statements, or annual reports, or, if you are currently receiving multiple copies of these documents and would, in the future, like to receive only a single copy, please so instruct us by writing to the corporate secretary at the Company’s executive offices at the address specified above.

PLEASE NOTE THAT THIS IS NOT A REQUEST FOR YOUR VOTE OR A PROXY STATEMENT, BUT RATHER AN INFORMATION STATEMENT DESIGNED TO INFORM YOU OF THE AMENDMENTS TO OUR ARTICLES OF INCORPORATION.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

DESCRIPTION OF THE COMPANY’S CAPITAL STOCK

The following is a description of the material provisions of our capital stock. The following description is intended to be a summary and does not describe all of the provisions of our articles of incorporation or bylaws or Nevada law applicable to us.

General

As of March __, 2021, the Company’s authorized capital stock consisted of 950,000,000 shares of common stock, par value $0.00001 per share. On February 11, 2021, the Company entered into a letter of intent to acquire CBD Brand Partners LLC. In anticipation of this transaction, the Company is taking the following action to amend its articles of incorporation to authorize 5,000,000 shares of preferred stock, par value $0.00001 per share, with 10,000 shares being designated as Series A Preferred Stock, 800 shares being designated as Series B Preferred Stock and 3,000,000 shares being designated as Series C Convertible Preferred Stock. As of March __, 2021, 12,508,011 shares of common stock were issued and outstanding, 0 shares of Series A Preferred Stock were issued and outstanding, 0 shares of Series B Preferred Stock were issued and outstanding and 0 shares of Series C Convertible Preferred Stock were issued and outstanding.

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Common Stock

The holders of Common Stock are entitled to one vote for each share held. The affirmative vote of a majority of votes cast at a meeting which commences with a lawful quorum is sufficient for approval of most matters upon which shareholders may or must vote, including the questions presented for approval or ratification at an annual meeting of shareholders. However, amendment of the articles of incorporation requires the affirmative vote of a majority of the total voting power for approval. Common shares do not carry cumulative voting rights, and holders of more than 50% of the Common Stock voting power have the power to elect all directors and, as a practical matter, to control the Company. Holders of Common Stock are not entitled to preemptive rights.

Series A Preferred Stock

The Series A Preferred Stock (the “Series A Stock”) shall with respect to distributions of assets and rights upon the occurrence of a Liquidation rank (i) senior to the common stock of the Corporation and (ii) senior to each other class or series of Capital Stock of the Corporation hereafter created which does not expressly rank pari passu with or senior to the Series A Stock (collectively with the common stock. Holders of Series A Stock shall not be entitled to any dividends on their shares of Series A Stock. Each share of Series A Stock shall entitle the holder thereof to cast such number of votes equal to 0.0051% of the total number of votes entitled to be cast. For purposes of clarification, the holders of all 10,000 shares of Series A Stock will have the right to cast an aggregate of 51% of the total number of votes entitled to be cast. Effective upon the closing of a Qualified Financing, defined as a financing in excess of $10 million, all issued and outstanding shares of Series A Stock shall be automatically converted into common stock of the Company (the “Automatic Conversion”) at a rate of 50 shares of common stock per Series A or redeemed by the Company at a rate of $100 per Series A Stock, at the holder’s option.

Series B Preferred Stock

In the event of any voluntary or involuntary liquidation, distribution of assets (other than the payment of dividends), dissolution or winding-up of the Corporation the holders of shares of Series B Preferred Stock (the “Series B Stock”) shall be entitled to receive payment of their pro rata share of the total value of the assets and funds of the Corporation to be distributed, assuming the conversion of Series B Stock into Common Stock. The Series B Stock shall be voted equally with the shares of the Common Stock of the Corporation and not as a separate class, at any annual or special meeting of shareholders of the Corporation, and may act by written consent in the same manner as the Common Stock, in either case upon the following basis: the holder of the shares of Series B Stock shall be entitled to such number of votes as shall be equal to the aggregate number of shares of Common Stock into which such holder’s shares of Series B Stock are convertible immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent, plus such number of votes that equals ten percent (10%) of the number of votes to which the holders of other securities of the Company are entitled as of such dates. The conversion rate in effect at any time for conversion of the Series B Stock (the “Series B Stock Conversion Rate”) shall be the product obtained by multiplying .001 by the aggregate number of the Company’s Common Stock, on a fully diluted basis, issued and outstanding at the time of the Conversion. For the purposes of calculating the Series B Stock Conversion Rate, the Company’s Common Stock on a fully diluted basis, shall equal the sum of (a) the aggregate number of shares of Common Stock issued, outstanding and agreed to be issued, on the date of the Conversion (the “Conversion Date”), and (b) the aggregate number of shares of Common Stock into which any options, warrants, convertible debt, convertible preferred stock, and other convertible securities of the Company which are issued and outstanding, and which the Company has agreed to issue, are convertible at the time of the Conversion.

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Series C Convertible Preferred Stock

The Series C Convertible Preferred Stock (the “Series C Stock”) has no liquidation preference and shall share in liquidation proceeds with the common stock on an as converted basis. In the event of any voluntary or involuntary liquidation, distribution of assets (other than the payment of dividends), dissolution or winding-up of the Corporation the holders of shares of Series C Stock shall be entitled to receive payment of their pro rata share of the total value of the assets and funds of the Corporation to be distributed, assuming the conversion of Series C Stock into Common Stock. Series C Stock shall be voted equally with the shares of the Common Stock of the Corporation and not as a separate class, at any annual or special meeting of shareholders of the Corporation, and may act by written consent in the same manner as the Common Stock, in either case upon the following basis: the holder of the shares of Series C Stock shall be entitled to such number of votes as shall be equal to the aggregate number of shares of Common Stock into which such holder’s shares of Series C Stock are convertible immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent. The conversion rate in effect at any time for conversion of the Series C Stock (the “Series C Stock Conversion Rate”) shall be the product obtained by dividing the number of shares of Series C Stock by the closing share price on the date of conversion.

Stock Transfer Agent

The stock transfer agent for our securities is Pacific Stock Transfer Co. Their address is 6725 Via Austi Parkway, Suite 300, Las Vegas, NV 89119. Their phone number is (800) 785-7782. Our Common Stock is quoted on the OTC Markets Pink under the symbol “XLRM.”

MANAGEMENT

Set forth below is the name of the sole director and officer of the Company, all positions and offices with the Company held, the period during which he has served as such, and the business experience during at least the last five years:

Name	Age	Positions and Offices Held
Michael Hill	44	Chief Executive Officer, Chief Financial Officer, Director

Michael Hill is the Chief Executive Officer, Chief Financial Officer, and Director of XLR Medical Corp. Mr. Hill is a seasoned executive and corporate advisor with over 15 years in both the private and public sectors. He co-founded and is the Managing Director of CBD Brand Partners, a brand accelerator that is vertically integrated within the hemp and CBD industry. In 2019, Mr. Hill co-founded Law For All and serves as the Chief Executive Officer, a legal technology platform and service provider. During 2015 to 2019 he served as the Chief Executive Officer of Total Sports Media, an online sports and entertainment media company. Over his tenure he has led and completed multiple mergers and acquisitions of a variety of companies, more specifically advertising, streaming media, data management, mobile and ad-tech driven companies. He has a deep understanding and experience in both pre-transaction and post-transaction operational planning and integration. Prior to this work, Mr. Hill served in the United States Navy, receiving the honor of Enlisted Surface Warfare Specialist.

Family Relationships

There are no family relationships among our directors and executive officers. No director or executive officer has been a director or executive officer of any business which has filed a bankruptcy petition or had a bankruptcy petition filed against it. No director or executive officer has been convicted of a criminal offense within the past five years or is the subject of a pending criminal proceeding. No director or executive officer has been the subject of any order, judgment or decree of any court permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities. No director or officer has been found by a court to have violated a federal or state securities or commodities law.

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Committees of the Board of Directors

There are no committees of the Board of Directors.

INTERESTS OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS TO BE ACTED UPON

Except as disclosed elsewhere in this Information Statement, since January 1, 2021 being the commencement of the current fiscal year, none of the following persons has any substantial interest, direct or indirect, by security holdings or otherwise in any matter to be acted upon:

1. any director or officer of the Company;

2. any proposed nominee for election as a director of the Company; and

3. any associate or affiliate of any of the foregoing persons.

The shareholdings of our directors and officers are listed below in the section entitled “Principal Shareholders and Security Ownership of Certain Beneficial Owners and Management”. To our knowledge, no director has advised that he intends to oppose any action described herein.

PRINCIPAL SHAREHOLDERS AND SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following sets forth the number of shares of our $0.00001 par value common stock beneficially owned by (i) each person who, as of March __, 2021, was known by us to own beneficially more than five percent (5%) of its common stock; (ii) our individual Directors and (iii) our Officers and Directors as a group. A total of 12,508,011 common shares were issued and outstanding as of March __, 2021. Unless otherwise indicated, the address of each beneficial owner listed below is c/o XLR Medical Corp., 201 W Montecito St., Santa Barbara, CA 93101.

Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Shares of Common Stock Beneficially Owned	Number of Shares of Preferred Stock Beneficially Owned	Percentage of Shares of Preferred Stock Beneficially Owned
Five Percent Stockholders:
CBD Brand Partners, LLC (1)	11,750,000	93.90%	-	-
Executive Officers and Directors:
Michael Hill (2)	11,750,000	93.90%	-	-

All Officers and
Directors as a Group (1 persons)	11,750,000	93.90%	-	-

(1) The address for CBD Brand Partners, LLC. is 201 W. Montecito Street, Santa Barbara, CA 93101. Includes 11,750,000 shares of common stock.

(2) Michael Hill is a beneficial owner and the control person of CBD Brand Partners, LLC.

DESCRIPTION OF CONSENT ACTIONS

MATTERS 1 & 2: AMENDED AND RESTATED ARTICLES OF INCORPORATION AND DESIGNATION OF PREFFERRED SHARES

The Board of Directors and the majority shareholders of the Company have approved an amendment to our Articles of Incorporation to authorize and designate Five Million (5,000,000) shares of Preferred Stock to be designated as stated above and the remaining authorized but undesignated Preferred Stock may be designated by the Board of Directors in the future. The Company believes that adding the Preferred Stock will enable the Company to complete its corporate objectives and create value for its shareholders.

The Amendment for the authorized preferred shares will become effective upon filing of the Amended and Restated Articles promptly following the 20th day after the mailing of this Information Statement to our stockholders as of the Record Date.

MATTER 3: CHANGE OF CORPORATE NAME

The Company shall file an Amended and Restated certificate of incorporation with the state of Nevada in order to change its corporate name to Bloomios, Inc. The Company believes that the corporate name change better reflects the business plans and operations of the Company.

MATTER 4: CHANGE OF FISCAL YEAR

The Board of Directors and the majority shareholders of the Company have approved an amendment to our Articles of Incorporation to change our fiscal year end to a calendar year end. The Company believes that the change of fiscal year end to a calendar year end will better allow the Company to be compared to its peers.

MATTER 5: APPOINTMENT OF AUDITOR

The Board of Director believes that it is in the best interest of the Company to appoint BF Borgers, LLP the current and past auditor of the Company to be appointed the auditor for the period ending December 31, 2020.

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MATTER 6: NON-BINDING LETTER OF INTENT

The Board of Directors has entered into a Non-Binding Letter of Intent with CBD Brand Partners because it believes that it is in the best interest of the Company and its shareholders to acquire CBD Brand Partners pending completion of its due diligence process.

Distribution and Costs

We will pay the cost of preparing, printing and distributing this Information Statement.

Absence of Dissenters’ Rights of Appraisal

Neither the adoption by the board of directors nor the approval by the majority stockholders of the amendment to our articles of incorporation provides shareholders any right to dissent and obtain appraisal of or payment for such shareholder’s shares under the Nevada Business Corporation Act, the articles of incorporation or the bylaws.

Potential Anti-takeover Effects of Amendment

Release No. 34-15230 of the staff of the SEC requires disclosure and discussion of the effects of any stockholder proposal that may be used as an anti-takeover device. The increase in authorized common stock may make it more difficult or prevent or deter a third party from acquiring control of our Company or changing our Board and management, as well as inhibit fluctuations in the market price of our Company’s shares that could result from actual or rumored takeover attempts. The proposed increased in our authorized common stock is not the result of any such specific effort, rather, as indicated below, the purpose of the increase in the authorized common stock is to provide our Company’s management with certain abilities, and not to construct or enable any anti-takeover defense or mechanism on behalf of our Company. While it is possible that management could use the additional shares to resist or frustrate a third-party transaction providing an above-market premium that is favored by a majority of the independent Shareholders, our Company presently has no intent or plan to employ any additional authorized shares as an anti-takeover device.

Other than this proposal, our Board of Directors does not currently contemplate the adoption of any other amendments to our Articles of Incorporation that could be construed to affect the ability of third parties to take over or change the control of the Company.

Our Articles of Incorporation and Bylaws contain certain provisions that may have anti-takeover effects, making it more difficult for or preventing a third party from acquiring control of the Company or changing its board of directors and management. According to our Bylaws and Articles of Incorporation, the holders of the Company’s common stock do not have cumulative voting rights in the election of our directors. The combination of the present ownership by a few stockholders of a significant portion of the Company’s issued and outstanding common stock and lack of cumulative voting makes it more difficult for other stockholders to replace the Company’s board of directors or for a third party to obtain control of the Company by replacing its board of directors.

Potential Dilution Effects of Amendment

The designation of our Preferred Stock could result in dilution to our current shareholders, if the Company issues additional shares of preferred stock, or upon any conversion of the Preferred Stock into Common Stock. Any dilution to our current shareholders would result in less voting power than was held by our current shareholders prior to any issuance of additional preferred shares. In addition, due to the voting power of our Preferred Stock, holders of Common Stock will have less of a percentage of the overall voting power of the Company than they currently have.

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INDEBTEDNESS OF EXECUTIVE OFFICERS AND DIRECTORS

No executive officer, director or any member of these individuals’ immediate families or any corporation or organization with whom any of these individuals is an affiliate is or has been indebted to us since the beginning of our last fiscal year.

LEGAL PROCEEDINGS

As of the date of this Information Statement, there are no material proceedings against the Company or to which any of our directors, executive officers, affiliates or stockholders is a party adverse to us.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “34 Act”) requires our officers and directors and persons owning more than ten percent of the Common Stock, to file initial reports of ownership and changes in ownership with the Securities and Exchange Commission (“SEC”). Additionally, Item 405 of Regulation S-K under the 34 Act requires us to identify in its Form 10-K and proxy statement those individuals for whom one of the above referenced reports were not filed on a timely basis during the most recent year or prior years. CBD Brand Partners, LLC was supposed to file an ownership report on December 14, 2020 as a result transaction that took place on November 30, 2020. The ownership reports were not yet been filed.

COMMUNICATIONS WITH STOCKHOLDERS

Anyone who has a concern about our conduct, including accounting, internal accounting controls or audit matters, may communicate directly with our Chief Executive Officer. Such communications may be confidential or anonymous and may be submitted in writing addressed care of Michael Hill, Chief Executive Officer, XLR Medical Corp., 201 W Montecito St, Santa Barbara, CA 93101. All such concerns will be forwarded to the appropriate directors for their review and will be simultaneously reviewed and addressed by the proper executive officers in the same way that other concerns are addressed by us.

Financial and other Information

For more detailed information on our corporation, including financial statements, you may refer to our periodic filings made with the SEC from time to time. Copies of these documents are available on the SEC’s EDGAR database at www.sec.gov or by writing our secretary at the address specified above.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, XLR Medical Corp. has duly caused this report to be signed by the undersigned hereunto authorized.

March __, 2021 XLR MEDICAL CORP..

By:	/s/ Michael Hill
Michael Hill
Chief Executive Officer

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